Exhibit 99.1

NEWS RELEASE

Granite Construction Incorporated Announces Private Offering of $600 Million of Senior Notes due 2034

WATSONVILLE, Calif., – May 18, 2026 – Granite Construction Incorporated (NYSE: GVA) (“Granite”) announced today that it plans to offer $600.0 million aggregate principal amount of senior notes due 2034 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Notes will be guaranteed on an unsecured basis by each of Granite’s existing and future domestic subsidiaries that is a borrower or a guarantor under Granite’s existing credit facility, subject to certain exceptions. The terms, pricing and consummation of the offering of Notes are subject to market and other customary closing conditions.

Granite intends to use the net proceeds from the offering, together with cash on hand and any cash payments received from the financial institutions that are counterparties to the capped call transactions related to the Company’s outstanding 3.75% Convertible Senior Notes due 2028 (the “2028 Notes”), to redeem all of the outstanding 2028 Notes and settle any conversions in connection therewith following the offering and, if applicable, as discussed below, to repay borrowings under its revolving credit facility and for general corporate purposes.

The estimated market value of the 2028 Notes is approximately $827.3 million, based on the closing price of our common stock on the NYSE on May 15, 2026 of $138.55 per share. Granite expects that all or substantially all of the holders of the 2028 Notes will elect to convert their notes in connection with the notice of redemption, and it may decide to settle such conversions partially in shares of Granite common stock. If Granite elects to do so, the amount of cash used by it to settle any conversions would be correspondingly reduced. As a result, to the extent there are any net proceeds remaining from the offering following settlement of any conversions and redemption of the 2028 Notes, Granite intends to use such proceeds to repay borrowings outstanding under its revolving credit facility and for general corporate purposes.

In connection with any conversions or redemption of the 2028 Notes, Granite expects to unwind and terminate the capped call transactions it entered into in connection with the original issuance of the 2028 Notes. In such unwind and termination, Granite would receive an amount from the financial institutions that are counterparties to the capped call transactions equal to the fair value of such transactions, determined at the time of the unwind and termination.

The Notes and the related guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. Accordingly, the Notes will be offered only to persons reasonably believed to be “qualified institutional buyers” under Rule 144A of the Securities Act and to persons outside the United States under Regulation S.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The information contained in this news release does not constitute a notice of redemption with respect to any of the 2028 Notes.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements about the offering, the intended use of proceeds, the terms and pricing of the Notes, the redemption and conversions of the outstanding 2028 Notes, the estimated market value of the 2028 Notes, holders of the 2028 Notes converting their 2028 Notes, the settlement of conversions of the 2028 Notes, the unwind and termination of the capped call transactions and the amount Granite will receive from such unwind and termination constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “expects,” “estimates,” “intends,” “plans,” “potential,” “may,” “will,” “could,” “would” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are based on management’s current beliefs, assumptions and estimates. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In particular, the actual amount to be received upon such unwind and termination of the capped call transactions will depend on a number of factors, including the market price of our common stock, volatility and other terms agreed upon with the counterparties. The amount to be received upon the termination and unwind is accordingly subject to change. We are not required to, and do not, report the fair value of the capped call transactions in our consolidated financial statements. As a result, any estimated value thereof should not be relied upon as an indication of the market value of such instruments or for any other purpose. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, the risks related to whether Granite will consummate the offering of the Notes on the expected terms or at all, the anticipated terms of and the effects of the redemption and conversions of the outstanding 2028 Notes, the unwind and termination of the capped call transactions, investor demand for the Notes, actions of rating agencies, market conditions and other risks described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated

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